UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

URBAN BARNS FOODS INC.
(Exact name of registrant as specified in its charter)

Nevada	n/a
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7170 Glover Road
Milner, British Columbia, Canada	V0X 1T0
(Address of Principal Executive Offices)	(Zip Code)

2011 Stock Option Plan
Consulting Agreements
(Full title of the plan)

Jacob Benne
President/Chief Executive Officer
7170 Glover Road
Milner, British Columbia, Canada V0X 1T0
(Name and address of agent for service)

(604) 888-0420
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐   Accelerated filer ☐   Non-accelerated filer ☐   Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	7,000,000 shares	$0.022(3)	$154,000.00	$17.88(3)

(1)
This registration statement on Form S-8 is being amended to reflect that of the 7,000,000 shares registered, 5,100,000 shares are registered pursuant to the stock options and 1,900,000 Class A common shares are registered as common stock shares. The S-8 is filed for the purpose of registering shares of the Registrant’s common stock to be issued pursuant to the Registrant’s 2011 Stock Option Plan (which authorizes an aggregate 20,000,000 stock options) and certain consultant agreements with third parties. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover the number of shares of common stock that will automatically be increased to cover any additional shares of the Registrant’s common stock which  become issuable with respect to the securities registered hereunder by reason of any stock split, stock dividend, extraordinary dividend, combination of shares, mergers, consolidations, recapitalizations or other similar transactions.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended.

(3)
The proposed maximum offering price and registration fee are based upon the sum obtained by adding (i) the product of 7,000,000  shares  of common stock registered hereby under the 2011 Stock Option Plan and those certain contractual arrangements  multiplied by $0.022(the average of the high and low sales price per share of common stock as reported on the Over-the-Counter Bulletin Board on August 8, 2011, which is within five days of the filing of this registration statement. The trading price is reflective of the reverse stock split effected by the Registrant on July 12, 2011 of one share for every two hundred shares (1:200).

INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENT

This Registration Statement on Form S-8 is filed by Urban Barns Foods, Inc., a Nevada corporation (the “Company”) relating to 7,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”),of which 5,100,000 shares are issuable under that certain 2011 Stock Option Plan and 1,900,000 Class A common shares are issuable under those certain future consulting agreements with third parties.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents previously filed by the Company with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference into this Registration Statement, other than any portions of the respective filings that were furnished rather than filed (pursuant to Item 2.02 or Item 7.01 of the Current Reports on Form 8-K or other applicable SEC rules):

(a)	The Company’s Annual Report on Form 10-K for the year ended July 31, 2010 filed with the SEC on November 15, 2010 and amended on December 15, 2010 (SEC File No. 333-145897);

(b)
The Company’s Quarterly Reports on Form 10-Q for the quarters ended October 31, 2010, January 31, 2011 and April 30, 2011 filed with the SEC on December 15, 2010, March 17, 2011 and June 5, 2011, respectively (SEC File No. 333-145897);

(c)
The Company’s Current Reports on Form 8-K, filed with the SEC on December 14, 2010, March 1, 2011, May 24, 2011, June 3, 2011, July 13, 2011, July 25, 2011 and July 26, 2011 (SEC File No. 333-145897); and

(d)
Description of the Company’s common stock contained or incorporated in the registration statements filed by the Company under the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including the Current Report on Form 8-K filed on July 25, 2011.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K or other applicable SEC rules) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act; however, references to the Company's currently authorized securities are dispersed among several documents.  Moreover, as described below, the Company and the holders of a majority of the outstanding shares of common stock have authorized an amendment to the certificate of incorporation to increase the number of shares of common stock the Company is authorized to issue.

The following description of our capital stock summarizes the material terms and provisions of the indicated securities.  For the complete terms of our common stock and preferred stock please refer to our certificate of incorporation and bylaws that we have filed with the SEC. The terms of these securities may also be affected by the Nevada Revised Statutes.

General

We are authorized to issue 525,000,000 shares of common stock consisting of 500,000,000 shares of Class A common stock, $0.001 par value per share (the “Class A Common Stock”), and 25,000,000 shares of Class B common stock, $0.001 par value per share (the "Class B Common Stock"). An aggregate 50,269,047 shares of Class A Common Stock is issued and outstanding and no shares of Class B are issued and outstanding.

Class A Common Stock.

The Class A Shares of Common Stock have been authorized by the Board of Directors of the Corporation as a new class of common stock.

(a)  Designation and Amount.  Of the 525,000,000 authorized shares of common stock, $0.001 par value, 500,000,000 shares are hereby designated “Class A Shares of Common Stock” and possess the rights set forth below.

(b)  Initial Value.The initial value of each Class A Share of Common Stock is $0.001.

(c)  Dividends.  The Class A Shares of Common Stock shall have equal ratable rights with the holders of the Class B Shares of Common Stock as to dividends from funds legally available if and when declared by the Board of Directors.

(d)  Liquidation.  Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a “Liquidating Event”), each hold of a Class A Share of Common Stock shall be entitled to share ratably with the holders of the Class B Shares of Common Stock in all of the Corporation assets available for distribution to the holders of Class A Shares of Common Stock and the holders of Class B Shares of Common Stock upon liquidation, dissolution or winding up of the affairs of the Corporation.

Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

(e)  Preemptive Rights.The holders of Class A Shares of Common Stock shall not have preemptive rights, subscription or conversion rights and there are no redemption of sinking fund provisions or rights.

 (f)  Voting Rights.  The holders of the Class A Shares of Common Stock will have one non-cumulative vote per share of Class A Share of Common Stock held of record on all matters on which stockholders may vote.

Class B Common Stock

(a)  Designation and Amount.  Of the 525,000,000 authorized shares of common stock, $0.001, par value per share, 25,000,000 shares are hereby designated “Class  B Shares of Common Stock” and possess the rights set forth below.

(b)  Initial Value.  The initial value of each share of Class B Shares of Common Stock (the “Class B Shares of Common Stock”) is $0.001.

(c)  Dividends.  The Class B Shares of Common Stock shall have equal ratable rights with the holders of the Class A Shares of Common Stock as to dividends from funds legally available if and when declared by the Board of Director.

(d)  Liquidation.  Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a “Liquidating Event”), each hold of a Class B Share of Common Stock shall be entitled to share ratably with the holders of the Class A Shares of Common Stock in all of the Corporation assets available for distribution to the holders of Class B Shares of Common Stock and the holders of Class A Shares of Common Stock upon liquidation, dissolution or winding up of the affairs of the Corporation.

Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

      (e)  Conversion. Each share of Class B Common Stock shall be convertible immediately upon the issuance of the share of Class B Common Stock or any time thereafter at the option of the holder thereof into twenty fully paid and non-assessable Class A Shares of Common Stock (the “Conversion”). To convert the Class B Share of Common Stock, the holder thereof shall provide written notice to the Corporation via facsimile and overnight courier setting forth the number of Class B Shares of Common Stock being converted and delivery instructions together with certificates evidencing the Class B Shares of Common Stock being converted.  The number of Class A Shares of Common Stock into which the Class B Shares of Common Stock are convertible are not subject to adjustment relating to any reorganization, merger or sale of assets, reclassification of securities, split, subdivision of combination shares.

                         (f)  Voting Rights.  The holders of the Class B Shares of Common Stock will have twenty (20) voting rights for each Class B Share of Common Stock held of record.

Item 5.  Interests of Named Experts and Counsel

Inapplicable.

Item 6.  Indemnification of Directors and Officers

The Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officer in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Nevada Revised Statutes, the Registrant’s bylaws includes a provision to indemnify any and all persons it has power to indemnify under such law from and against any and all of the expenses, liabilities or other matters referred to in or covered by such law.  In addition, the Registrant’s bylaws includes a provision whereby the Registrant shall indemnify each of the Registrant’s directors and officers in each and every situation where, under the Nevada Revised Statutes, the Registrant is not obligated, but is permitted or empowered to make such indemnification, except as otherwise set forth in the Registrant’s bylaws.  The Registrant’s bylaws also includes a provision which eliminates the personal liabilities of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under the Nevada Revised Statutes; or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Nevada Revised Statutes, the Registrant’s bylaws provide that (1) it is required to indemnify its directors to the fullest extent permitted by the Nevada Revised Statutes and may, if and to the extent authorized by the Board of Directors, indemnify its officers, employees or agents and any other person whom its has the power to indemnify against liability, reasonable expense or other matters and (2) the Registrant shall advance expenses to its directors and officer who are entitled to indemnification, as incurred, to its directors and officers in connection with a legal proceeding, subject to limited exceptions.

Item 7.  Exemption From Registration Claimed

Inapplicable.

Item 8.  Exhibit List

3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2 filed on September 6, 2007).

3.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Appendix A to the Registrant’s Current Report on Form 8-K filed on July 25, 2011).

3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form SB-2 filed on September 6, 2007).

5	Legal Opinion of Diane D. Dalmy, Attorney at Law

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included in signature pages to this registration statement)

99.1	2011 Stock Option Plan

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia on August 12, 2011.

URBAN BARNS FOODS INC.

August 12, 2011	By:	/s/ Jacob Benne
Jacob Benne
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jacob Benne, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that the said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Capacity:	Date:

/s/ Jacob Benne	Chief Financial Officer and Director	August 12, 2011
Jacob Benne	(Chief Executive Officer and Director)

Signature:	Capacity:	Date:

/s/ Daniel Meikleham	Chief Financial Officer and Director	August 12, 2011
Daniel Meikleham	(Chief Financial Officer and Director)

EXHIBIT INDEX

3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form SB-2 filed on September 6, 2007).

3.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Appendix A to the Registrant’s Current Report on Form 8-K filed on July 25, 2011).

3.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form SB-2 filed on September 6, 2007).

5.1	Legal Opinion of Diane D. Dalmy, Attorney at Law.

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Power of Attorney (included in signature pages to this registration statement)

99.1	2011 Stock Option Plan